Exhibit 99.1

NEWS RELEASE

CONTACT:	Jack Wagner - President & CEO
Rick A. Shields - EVP & Chief Financial Officer
360.679.3121

Washington Banking Announces Underwriters’

Exercise of Over-Allotment Option

OAK HARBOR, Wash., Nov. 30, 2009 (GLOBE NEWSWIRE) — Washington Banking Company (Nasdaq:WBCO), the holding company for Whidbey Island Bank, today announced that the underwriters for the recently completed public offering of Washington Banking common stock have exercised in full their over-allotment option to purchase an additional 750,000 shares of Washington Banking common stock.

A total of 5,750,000 shares of Washington Banking common stock were publicly offered and sold in the offering at a price of $9.00 per share, after giving effect to the sale of the shares being sold pursuant to the over-allotment option, for gross proceeds of approximately $51.8 million.

RBC Capital Markets acted as the sole book-running manager. Fig Partners, LLC, McAdams Wright Ragen, Inc. and Wunderlich Securities were co-managers for the offering.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 18 full-service branches located in five counties in Northwestern Washington.

www.wibank.com

CONTACT: Washington Banking Company

Jack Wagner, President & CEO

Rick A. Shields, EVP & Chief Financial Officer

360.679.3121